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                                                                    EXHIBIT  3.4
                                                                [CONFORMED COPY]


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CENTURY BANCSHARES, INC.


         Century Bancshares, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That the Board of Directors of the Company, at a meeting duly called and held on April 15, 1997, at which meeting a quorum was present and acting throughout (the "Board Meeting"), adopted a resolution proposing and declaring advisable and in the best interests of the Company that the Company's Certificate of Incorporation be amended by amending the first sentence of
Article IV to read in its entirety as follows:

                  "The total number of shares of stock which the corporation shall have authority to issue is 6,000,000 shares, of which 5,000,000 shares of the par value of $1.00 each shall be shares of common stock, 1,000,000 shares of the par value of $1.00 each shall be shares of preferred stock."

         SECOND: That at that Board Meeting, the Board directed that the preceding proposed amendment to the Certificate of Incorporation be presented to the stockholders of the Company entitled to vote thereon for their consideration and recommended the adoption of such amendment by the stockholders of the Company.

         THIRD: That thereafter, at the annual meeting of the Company's stockholders duly called and, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, held on June 6, 1997 the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon approved the aforesaid amendment to the Certificate of Incorporation.

         FOURTH: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Joseph S. Bracewell III, as President of the Company this 24th day of July, 1997.

                                         CENTURY BANCSHARES, INC.


                                         By: /s/ JOSEPH S.BRACEWELL
                                             ----------------------------------
                                                 Joseph S. Bracewell III
                                                 President